Surna, Inc.

Fourth Quarter 2016 Conference Call

March 31st, 2017

CORPORATE PARTICPANTS

Kirsten Chapman, LHA Investor Relations

Trent Doucet, President and Chief Executive Officer, Surna, Inc.

PRESENTATION

Operator:

Welcome to the Surna Fourth Quarter 2016 Conference Call. As a reminder, all participants are in listen- only mode and the conference is being recorded. Should you need assistance during the conference call, you may signal an Operator by pressing star, and zero.

I would now like to turn the conference over to Kirsten Chapman. Please go ahead.

Kirsten Chapman:

Good day, everyone. Welcome to Surna’s fourth quarter and year end 2016 financial results conference call. This is Kirsten Chapman from LHA Investor Relations. Thank you for joining the call today. With me is President and CEO Trent Doucet. After the prepared remarks, we will address questions submitted via e-mail. A transcript of this call will be provided on Surna’s website when available.

Before beginning the call, I will read statements that you can find at the bottom of every Surna press release. Statements on this call may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as anticipate, believe, estimate, expect, intend, and similar expressions as they relate to the company or its Management identify forward-looking statements. These statements are based on current expectations, estimates, and projections about the company’s business, based in part on assumptions made by Management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements, due to numerous factors including those risks discussed from time to time in Surna’s filings with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to Surna’s product demand, market and customer acceptance of its equipment and other goods, ability to obtain financing to expand its operations, ability to attract qualified personnel, competition, pricing, development difficulties, general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and the company does not undertake any obligation to update any forward- looking statements to reflect events and/or circumstances after the date of this release.

The use, possession, cultivation and distribution of cannabis is prohibited by Federal law. This includes medical and recreational cannabis. Although certain states have legalized medical and recreational cannabis, companies and individuals involved in this sector are still at risk of being prosecuted by Federal authorities. Further, the landscape in the cannabis industry changes rapidly. What was the law last week is not the law today, and what is the law today may not be the law next week. This means that at any time the City, County or State where cannabis is permitted can change and the current laws and/or the Federal government can supersede those laws and take prosecutorial action. Given the uncertain legal nature of the cannabis industry, it is imperative that investors understand that cannabis industry is a high-risk investment. A change in the current laws or enforcement policy can negatively affect the status and operation of our business, require additional fees, stricter operational guidelines and unanticipated shut-downs.

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With that, it’s my pleasure to introduce Surna’s Chief Executive Officer, Trent Doucet. Please go ahead, Trent.

Trent Doucet:

Thank you, Kirsten, and thanks everyone for joining us today.

Twenty-sixteen was a pivotal year for both the cannabis cultivation market and Surna which serves that market, and the good news has continued into 2017. I’ll review some highlights.

Domestically and internationally, our market continues to benefit from regulatory actions. State election results in November of 2016 expanded our domestic opportunity in cultivation for both medicinal and recreational cannabis. California’s recreational approval alone is a game-changer. Market pundits and Wall Street analysts alike have offered forecasts. The current legal California market is estimated to be $2.8 billion. When the recreational licensing is finalized, which is expected to be in January of 2018, legalized recreational sales are projected to $1.6 billion in the first year and then grow 18.5% annually. These forecasts indicate the new adult use markets will add over $6 billion to the US market by 2020. Others suggest the recreational market alone to go to $50 billion by 2026.

Also, it was recently reported that Canada is planning to introduce legislation to legalize recreational marijuana the week of April 10. If approved, it would become law by July of 2018. This prospect is very promising. Already Surna is attracting interest from large Canadian facilities. In March, we announced our sixth deal in Canada as we signed Vancouver’s Santé Veritas Therapeutic. We are designing its first commercial cultivation facility and will provide the equipment for the environmental control system. We expect to ship product and recognize $835,000 of associated revenue in the third quarter of 2017. We are actively looking to expanding our capabilities in Canada and other legal markets internationally, including developing a specialist sales manager to concentrate on those areas.

Equally important, our company has significantly improved financially and operationally over the past year. When I became CEO in June of 2016, I set very high goals. The company has been focused on delivering exceptional customer service and after-sale support and development, innovating through R&D and acquisition of emerging technologies, redefining our brand to be a leader in controlled environment agriculture specialized in cannabis and expanding into indoor food production, developing energy-efficient solutions that reduce our customers’ production costs while providing consistent results and maximized production, and streamlining Surna’s business to maximize profitability and growth potential. We’ve made a great deal of progress to date.

I’ll turn to a review of our financial statements.

Fourth quarter revenue was $2 million, increasing 20% from Q4 of 2015 and 72% from Q3 of 2016, as our execution improved throughout the year. Full year 2016 revenue was $7.6 million. This is approaching our 2015 revenue level, which was bolstered when Nevada came on line. We are quite optimistic about 2017, as our December 31, 2016 backlog, which represents the sales amounts under contract but not yet completed, was $2.6 million, which is up substantially from $1.4 million as of December 31 of 2015.

Now moving to gross profit, even after the impact of the previously announced $530,000 warranty charge, 2016 gross profit reached $2.3 million, compared to just $940,000 in 2015. The improvement reflects the special actions—or the specific actions we took during the year, including restructuring operations, negotiating better supply pricing, and eliminating low-margin installation services. Combined with a more favorable product mix, 2016 gross margin increased to 30%, compared to 12% in 2015.

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Also based on our experience, we implemented better protocols regarding third party installation to help mitigate the potential for warranty issues. Also, as of 2016, October of 2016, we amended our sales contracts to be freight on board shipping, ensuring revenue recognition was no longer tied to a customer’s ability to receive product.

With our eye on the bottom line in 2016, we instituted strict cost management and successfully lowered every component of operating expenses, including SG&A, advertising and marketing, and product development.

As a result of this, we narrowed the 2016 operating loss to just $532,000 compared to $3.1 million in 2015. After non-cash accounting adjustments for the loss surrounding the extinguishment of debt and the mark to market for derivative liabilities, net loss was reduced to $3.3 million or $0.02 per share, compared to $5.3 million or $0.04 per share in 2015.

Our 2017 balance sheet is also shaping up to be much stronger. At December 31, 2016, cash on hand was $320,000 increasing almost $100,000 from September 30 of 2016 and approaching the December 31, 2015 level. Deferred revenue at December 31, 2016 grew to $1.4 million from $986,000 at December 31 of 2015.

During the fourth quarter, we began to convert our 10% convertible promissory notes, the entirety of which was completed in March of 2017, thereby reducing debt principal and interest by $3.1 million. We then raised $2.7 million in equity financing. Overall, we strengthened our balance sheet by over $5.5 million in the last four months. To further augment liquidity, we obtained a short-term loan of approximately $500,000 at 6% per annum.

Operationally our 2016 initiatives are bearing fruit.

In marketing, Surna has strategically chosen key industry shows to promote its presence and brand. We exhibited in Las Vegas in November of 2016 at the Marijuana Business Daily’s fifth annual Marijuana Business Conference & Expo. Interest in cannabis has grown so significantly the show was sold out, and Surna’s booth was standing room only. We also exhibited at CannaCon in Seattle in February of 2017, where interest was in compliant energy-efficient operations.

Regarding sales, 2016 activity was significantly higher than 2015. Even though it’s not reflected in recognized revenue, due largely to project timing, backlog and pipeline continue to grow. Also, interest in energy-efficient climate control systems continues to grow. In Q1 we made our first crossover sale, to a greenhouse facility implementing better climate controls to reduce the risk of crop loss and create redundancy.

We are excited by the extremely positive response and interest as we prepare to bring our Hybrid building to market. The technology combines the benefits of greenhouses which harness the energy—natural energy from the sun and controlled environment agriculture, which allows for a complete control of the environment and dramatically reduces harmful crop contamination.

Overall, we remain focused on building upon our energy-efficient advantages. We are in the process of finalizing our next generation of dehumidifiers and air handlers, which are currently being tested by third parties, and we will provide updates throughout the year. While I cannot divulge all of the differentiating features now, I can say that the new designs are quieter and even more energy-efficient.

Additionally, we’re entering a beta-testing phase with our dynamic proactive management systems to optimize energy usage, maximize equipment reliability, and leverage intelligent equipment that could be easily automated to reliably cultivate crops. Currently we are focused on automation and controls development for the reflector, tiller staging, and environmental monitoring.

As I mentioned on the third quarter call, these innovation systems are expanding our current relationships and creating new opportunities to further partner with our customers. We are testing different types of service contracts that would build recurring revenue streams. For example, facilities management contracts would include quarterly and annual inspections of equipment, while providing regularly scheduled maintenance programs to ensure optimal performance. Biosecurity services and audits to protect against harmful contaminants such as mold and mildew, and remote monitoring and management enabling Surna or its clients the ability to monitor variables such as temperature, humidity, day/night settings, CO2, as well as a variety of equipment operating parameters from anywhere at any time.

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Regarding our ongoing research and development, we are excited about our plan. Sterling Pharms, the new venture led by Surna founder Stephen Keen, is expected to receive its license shortly. Surna has agreed to lease equipment, including our water-chilled reflectors, our next generation climate control systems, and our beta automation and controls platform to Sterling Pharms, which in exchange will test equipment, provide market data on efficiency and efficacy, and open its facility to tours to potential Surna customers.

So, we’ve certainly come a long way, yet there’s still much to do. With our debt resolved and financing in place, we can pursue our sales expansion much more aggressively. As already noted, California and Canada are priorities.

Before I open the call to questions, I would like to welcome our new Chairman, Tim Keating, to our leadership team. As a highly regarded Wall Street veteran, we expect Tim will bring tremendous depth and breadth of experience to Surna and our board as we execute our growth plan. I’m happy to have Tim on our team.

Kirsten, I’m ready for our questions.

Kirsten Chapman:

Thank you, Trent. Now for our first question. “What are your concerns about the new administration?”

Trent Doucet:

Well, thank you, frankly, that’s a question that I got almost daily. While uncertainty seemed to be a moderate impact to us in Q1, tensions seem to be easing quite a bit. Regardless, President Trump has stated that he sees the benefits of medicinal marijuana, the more established industry segment that continues to grow rapidly, and he’s also stated many times that he strongly supports State rights.

Kirsten Chapman:

Thank you. Next question. “I was pleased to see 2016 gross margin improved over 2015. However, I’m wondering why Q4 margin was lower than Q3.”

Trent Doucet:

That’s also a good question. Q4 2016 included some year-end adjustments, such as an update estimate to the warranty previously mentioned and an inventory reserve. Twenty-sixteen gross margin included the full impact of the $530,000 warranty charge, an increase to 30% compared to 12% in 2015, reflecting better product mix and more efficient cost and supply chain management. I think it’s important to mention that, if not for the warranty charge, Surna would have ended the year at a net operating breakeven.

Kirsten Chapman:

Great. Now, the last question is, “It’s great to hear that Sterling Pharms will provide R&D and touring options. What is Surna supplying them in return?”

Trent Doucet:

Well, I have to say we’re really excited about this working relationship going forward. What we’ve done is we’ve structured a perpetual lease in which we will ensure Sterling Pharms receives and installs our latest and newest equipment. When we have next generation versions, we’ll replace those systems, which we’ll be able to resell on our grey market. In exchange for continually cutting edge technology, Sterling Pharms will accumulate Surna-only data on grows and act as a reference site and touring facility for prospective customers.

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Kirsten Chapman:

That is our last question. Trent, do you have any further comments?

Trent Doucet:

Well, with that I’d like to thank everyone for joining us today, and say that we’re really excited about 2017 and look forward to updating you in the future.

Operator:

This concludes today’s conference call. You may disconnect your lines. Thank you for participating and have a pleasant day.

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